Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholder of

Steben Select Multi-Strategy Master Fund:

We consent to the use of our report dated July 26, 2013, with respect to the statement of assets and liabilities (in organization) of Steben Select Multi-Strategy Master Fund as of July 15, 2013, included herein, and to the reference to our Firm under the heading "Independent Registered Public Accounting Firm and Legal Counsel” in that Statement of Additional Information incorporated by reference to Amendment No. 2 of the Registration Statement on Form N-2 (File No. 811-22824) of Steben Select Multi-Strategy Fund (Feeder Fund).

/s/ KPMG LLP

KPMG LLP

Columbus, Ohio

July 26, 2013